SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D. C. 20549

                                    FORM 8-K

                                   CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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                       Date of report: October 19, 2006
                         -------------------------------
                       (Date of earliest event report)


                               CALA CORPORATION
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               (Exact name of Registrant as specified in its charter)


              OKLAHOMA                   01-15109       73-1251800
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           (State or other jurisdiction (Commission   (I.R.S. Employer
            of incorporation)           File Number)    Identification No.)


                             13 Main Street
                        Titusville, Florida 32796
                            (321) 383-8077
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            (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                ------------------------

                                    Joseph Cala
                                   13 Main Street
                              Titusville, Florida 32796
                                  (713) 302-8689
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                (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)





Cala Corporation dba Undersea Resort and Casino, trading under the symbol of CCAA, is please to inform its shareholders that the company has increased its market capitalization from 200 million to 400 million shares for the following reasons

1. The company is in negotiations with various conglomerate commercial shipyards and countries regarding building the first Undersea Resorts & Residences where the company market capitalization must be around $400 million

2. The company would reach the $400 million market capitalizatioin level by having large individual investors or finding the right Investment Bankers where they will buy enough company shares from the open market in order to bring the share price to $1.00 where at that point the market capitalization will be $400 million.

3. If the company fails to find the appropriate investors including the Investment Bankers then the company will exercise the option of a reverse split in order to achieve the $1.00 level price.

4. A third option, the company is pursuing acquisitions of additional income properties such as office buildings, shopping centers or hotels where the company will use the profit proceeds to buy back its shares. the company has been in discussions with a few prospectus sellers to acquire income property in Florida where the market is positive and healthy.

5. The company is in process of duel listing in a few foreign exchanges, in order to increase the daily trading volume from 100,000 to the million shares level.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 19, 2006                    Cala Corporation


                                       ---/s/Joseph Cala-------
                                          By: Joseph Cala
                              Chairman and Chief Executive Officer